Exhibit 99.1
Sabine Royalty Trust
SABINE ROYALTY TRUST ANNOUNCES
MONTHLY CASH DISTRIBUTION FOR SEPTEMBER
     Dallas, Texas, September 2, 2011 — Sabine Royalty Trust (NYSE: SBR), today declared a cash distribution to the holders of its units of beneficial interest of $0.39187 per unit, payable on September 29, 2011, to unit holders of record on September 15, 2011. Sabine’s cash distribution history, current and prior year financial reports, a link to filings made with the Securities and Exchange Commission and more can be found on its website at http://www.sbr-sabineroyalty.com/.
     This distribution reflects primarily the oil production for June 2011 and the gas production for May 2011. Preliminary production volumes are approximately 38,316 barrels of oil and 602,064 Mcf of gas. Preliminary average prices are approximately $90.98 per barrel of oil and $4.51 per Mcf of gas. The table below compares this month’s production and prices to the previous month’s:

	Net to Trust Sales
	Volumes		Average Price
	Oil	Gas	Oil	Gas
	(bbls)	(Mcf)	(per bbl)	(per Mcf)
Current Month	38,316	602,064	$90.98	$4.51
Prior Month	38,573	599,054	$95.71	$4.69
     Revenues are only posted and distributed when they are received. Most energy companies normally issue payment of royalties on or about the 25th of every month, and depending on mail delivery, a varying amount of royalties are not received until after the revenue posting on the last business day of the month. The revenues received after that date will be posted within 30 days of receipt.
     Due to the timing of the end of the month of August, approximately $456,000 of revenue received will be posted in the following month of September in addition to normal receipts during September. Since the close of business in August and prior to this press release, approximately $344,000 in revenue has been received.
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Contact:	Ron E. Hooper Senior Vice President U.S. Trust, Bank of America Private Wealth Management, Trustee Toll Free Number: 1.800.365.6541